EXHIBIT 10.1
                                                                   ------------




                                                         July 24, 2006



Mr. Philip Friedman
1111 Park Avenue  Apt. 2B
New York, New York  10028

Dear Phil:

                This letter sets forth the terms of your Separation Agreement and General Release ("Agreement") from BKF Management Co., Inc. (the "Company"). Your signature at the end of this Agreement will signify your acceptance of and agreement to the provisions of this Agreement. This offer will remain open until the close of business on August 14, 2006.

        1. RESIGNATION DATE. You shall resign as an employee and resign your officer positions with the Company and any subsidiaries and affiliates effective as of the close of business on July 24, 2006 (the "Resignation Date"). The Company shall timely file a Form U-5 with the NASD stating that the reason for your departure was "Voluntary," and shall cooperate with you in connection with the prompt transfer of your registration(s).

        2. COMPENSATION AND BENEFITS THROUGH RESIGNATION DATE. Provided that you continue to work for the Company through your Resignation Date, the Company shall:

                a.      continue   your  current   base  salary   through  your
                Resignation Date, payable on regularly scheduled paydays;

                b. continue your current benefits on the same terms and conditions through the Resignation Date.

        3. SEPARATION PAYMENTS. The following amounts shall be payable to you on the first regularly scheduled payday to occur at least ten days after receipt of this fully executed agreement from you:

                a. Two-hundred thousand dollars ($200,000), an amount representing one-quarter of your current annual base salary; and

                b. one million, eighty-six thousand, six hundred and sixty dollars ($1,086,660), an amount representing a pro-rata portion of your 2006 bonus amount for the period April 1 through September 30, 2006. Federal taxes shall be withheld at the supplemental, or bonus, rate, to the extent permitted by law.

        4. TRACK RECORD. At the time of your departure, or as soon thereafter as reasonably possible, the Company shall provide you with documents or access to documents necessary for you to utilize the performance history generated by the funds with respect to the portfolios for which you acted as a portfolio manager for the time period that you acted as a portfolio manager on each such fund ("Track Record"). The Company makes no representation or warranties regarding your right under applicable law and regulations to use such track records but acknowledges and agrees that it authorizes your use and publication of them. You acknowledge and agree that you shall indemnify the Company for any losses suffered by the Company as the result of the use or publication of the Track Record by you or by any other individual or entity to whom you disclosed the Track Record. You shall not be liable for indemnifying the Company for any losses which result from the Company's own negligence.

        5.      MUTUAL RELEASE OF ALL CLAIMS.

                a. RELEASE BY YOU. In consideration of the mutual covenants and agreements set forth herein, you, on behalf of yourself and your heirs, successors, agents, executors and assigns (the "Releasing Parties") hereby irrevocably, fully, and unconditionally release and forever discharge the Company and any and all of its current and former shareholders, partners, officers, directors, members, trustees, managers, employees, agents, contractors, representatives, fiduciaries, predecessors, successors and assigns in their individual and/or representative capacity (collectively "Released Parties"), from any and all suits, claims, promises, obligations, liabilities, disputes, controversies, contentions, differences, demands and causes of action, known or unknown, fixed or contingent, in law or equity, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing occurring up to and including the date you sign this Agreement, including, but not limited to, those arising under:

        o       Age  Discrimination  in Employment  Act, 29 U.S.C.  ss. 621 ET
SEQ.,

        o Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section Number 2000e ET SEQ., the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 ET SEQ., the Americans with Disabilities Act, 42 U.S.C. ss. 12101 ET SEQ., the Family and Medical Leave Act of 1993, 29 U.S.C. Section Number 2601 ET SEQ., New York State Human Rights Law, N.Y. Exec. Law Section Number 296 et seq., New York State Labor Law, and the New York City Human Rights Law, N.Y.C. Admin. Code ss. 8-107 et seq., all AS AMENDED;

        o any and all other federal, state and local laws, rules, regulations, contract law or principal of common law, including tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud; and

        o any and all claims related to your employment or separation from employment.

        Nothing in this section, however, releases any of the Company's obligations as set forth in this Agreement or precludes an action by you to enforce the terms of this Agreement.

Additionally, nothing contained in this Agreement limits, restricts, releases or waives any of your rights to vested benefits under any of the Company's benefits plans or any rights of indemnification you may have. Furthermore, nothing contained in this Agreement limits, restricts, releases or waives the rights of any persons who are identified as third party beneficiaries under any agreements to which you are a signatory.

                b. RELEASE BY COMPANY. In consideration of the obligations of you set forth herein, the Company, on behalf of its current and former shareholders, partners, officers, directors, members, trustees, managers, employees, agents, contractors, representatives, fiduciaries, predecessors, successors and assigns in their individual and/or representative capacity, hereby irrevocably, fully, and unconditionally releases and forever discharges you, your heirs, successors, agents, executors and assigns from all actions, claims, obligations, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, which they ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing occurring up to and including the date of this Agreement.

        Nothing in this section, however, releases any of your obligations as set forth in this Agreement or precludes an action by the Company to enforce the terms of this Agreement or any claims with respect to any act or acts which
(x) constitute a criminal act under applicable law or regulation involving the assets or business of the Company or, (y) a willful breach of duty or loyalty owed to the Company or any of its affiliates (or their respective shareholders), other than any such breach which any member of the Board of Directors of the Company or BKF Capital Group, Inc. knows about (or should have known about) as of the date of this release.

        6. INDEMNIFICATION. The Company shall indemnify and hold you harmless from and against any and all losses incurred by you in connection with your role as employee or officer of the Company to the fullest extent permitted under the law, public policy and Company insurance policies, provided, however, that you shall not be indemnified for acts constituting gross negligence or willful misconduct.

        7. RESTRICTED STOCK. You acknowledge and agree that you hereby forfeit any equity awards relating to the stock of BKF Capital Group, Inc. that are unvested as of the Date of Termination.

        8. COMPANY PROPERTY. By your signature below, you agree that you shall return all Company Property to the Company by your Resignation Date. Company Property includes, but is not limited to (a) building photo identification card and security access card; (b) Blackberry and peripherals, Bloomberg key, Citrix key, laptop computer, cell phone etc.; (c) emergency kit and hood; and (d) the Company Employee and Compliance Manual and any other Company documents or property not set forth above.

        9. NON-DISPARAGEMENT. You agree that you shall not publish or communicate to any person or entity any disparaging remarks, comments or statements concerning the Company or its affiliates or any of their officers, directors, third party administrators, or employees. You further agree that you shall not publish or communicate to any person or entity any disparaging remarks, comments or statements concerning any of the Company's attorneys, service providers, agents or consultants in connection with work performed by such individuals or entities for the Company. The current officers of the Company agree that they shall not publish or communicate to any person or entity any disparaging remarks, comments or statements concerning you. This provision shall be binding on the parties through the third anniversary of this Agreement.

        10. RIGHT TO CONSULT AN ATTORNEY AND FULL UNDERSTANDING. The Company hereby advises you to consult with an attorney prior to signing this agreement. You acknowledge, represent and agree that you understand the terms of this Agreement and the Release and that they are written in a manner calculated to be understood by you.

        11. KNOWING AND VOLUNTARY. You agree that you are entering into this Agreement knowingly and voluntarily, and no promises or inducements for this Agreement have been made other than those set forth in this Agreement. You further agree that you are entering into this Agreement of your own free will, without any duress, and being fully informed and after due deliberation you accept its terms.

        12. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties with respect to your employment and the termination of your employment. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by both parties hereto.

        13. CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws.

        14. PRIOR AGREEMENTS. Except as hereinabove provided, this Agreement supersedes all prior agreements and understandings (including verbal agreements and draft term sheets and memorandum of understanding) between you and the Company and/or its affiliates regarding the terms and conditions of your employment, and termination of employment, with the Company and/or its affiliates. You acknowledge and agree that the Retention Agreement dated August 11, 2005 between you and Levin Management Co., Inc. and BKF Capital Group, Inc., ("Retention Agreement") and, the First Amendment to Retention Agreement, dated November 15, 2005, between you and BKF Capital Group are both terminated as of the date of this Agreement and shall be of no further force or effect, provided, however, that Paragraph 8 of the Retention Agreement shall remain in full force and effect, as applicable, with respect to the periods preceding and following the Resignation Date.

        15. ACCEPTANCE OF AGREEMENT. By signing this Agreement, you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until this Agreement is executed. You can take up to twenty-one days from receipt to consider its meaning and effect and to determine whether you wish to enter into it.

        Once you have signed this Agreement, you may revoke your execution within seven days. Any revocation of this Agreement must be in writing and either personally delivered to the Director of Human Resources, or if mailed, postmarked within seven (7) days of the date upon which it was signed by you.

        PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                                Sincerely,


                                                 /s/ J. Clarke Gray
                                                 ---------------------
                                                 J. Clarke Gray
                                                 Chief Financial Officer




/s/ Philip Friedman
----------------------
Philip Friedman


Dated: July 24, 2006